FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Announces Date of Fourth Quarter and Full Year 2022 Earnings Release and Conference Call and Changes to Presentation of Non-GAAP Financial Measures

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Fourth quarter and full year 2022 financial and operating results to be released after market close on February 22, 2023
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Conference call to discuss financial and operating results to begin at 10:00 a.m. (Central Time) on February 23, 2023
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Renaming value added revenue (“VAR”) to “Conversion Revenue” and updating calculation of Hedged Cost of Alloyed Metal, effective January 1, 2022
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Revising presentation of Adjusted EBITDA to discontinue use of “Adjustments to plant-level LIFO” and the consequential impact on certain other non-GAAP measures
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Reaffirming fourth quarter 2022 outlook for Adjusted EBITDA provided on November 17, 2022 under new and prior presentation

FRANKLIN, Tenn., January 26, 2023 – Kaiser Aluminum Corporation (NASDAQ: KALU) (the “Company”), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength (“Aero/HS products”), aluminum beverage and food packaging (“Packaging”), general engineering (“GE products”), custom automotive (“Automotive Extrusions”) and other industrial (“Other Products”) applications, today announced that it plans to release its fourth quarter and full year 2022 financial and operating results on Wednesday, February 22, 2023, after the market closes. The Company will host its quarterly conference call to discuss financial and operating results on Thursday, February 23, 2023, at 10:00 a.m. (Central Time).

In addition, the Company announced changes to the presentation of its reported non-GAAP financial measures, beginning with the year ended December 31, 2022, as described below. Such announcement is being made to provide investors with an opportunity to become familiar with the expected impact of these changes to the Company's financial results and the presentation thereof prior to the Company's earnings release for the fourth quarter and full year 2022.

Change from VAR to Conversion Revenue

The Company has determined that it will rename its previously used non-GAAP financial measure, “value added revenue” or “VAR”, to “Conversion Revenue”. The change is based on discussions with staff (the “Staff”) of the Securities and Exchange Commission (the “SEC”) pertaining to comment letters received during 2022 and is intended to more clearly characterize the metric as a subcomponent of revenue. Separately, due to high inflationary trends and the historically unprecedented volatility of alloy costs starting early 2022, the Company renegotiated certain customer contracts to either: (i) more fully pass through alloy cost or (ii) more specifically identify in certain contracts the calculation of alloy cost that can be passed through. In addition, effective January 1, 2022, the

Company has determined that it will prospectively change its approach from including a portion of alloyed metal cost within Hedged Cost of Alloyed Metal to include all alloyed metal cost. This approach further aligns the presentation with the Company’s business model objective of “metal price neutrality”, as described in its prior periodic filings with the SEC. The Company has also expanded its disclosures regarding the nature of the costs included in the Hedged Cost of Alloyed Metal amounts in light of the comments from the Staff. The following table presents prior periods’ Conversion Revenue, as adjusted, to reflect the impact of the above described changes. Periods prior to 2022 have not been adjusted as these were deemed effective as of January 1, 2022.

Shipments and Conversion Revenue by End Market Applications

As Adjusted (Unaudited)

(In millions of dollars, except shipments and Conversion Revenue per pound)

	Quarterly
	3Q22		2Q22		1Q22
Aero/HS Products:
Shipments (mmlbs)	38.0		48.3		45.5
	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$140.8	$3.71	$175.4	$3.63	$176.6	$3.88
Less: Hedged Cost of Alloyed Metal, as adjusted	(62.9)	(1.66)	(87.4)	(1.81)	(88.8)	(1.95)
Conversion Revenue, as adjusted	$77.9	$2.05	$88.0	$1.82	$87.8	$1.93

Packaging:
Shipments (mmlbs)	147.5		179.8		174.7
	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$341.5	$2.32	$450.7	$2.51	$448.0	$2.56
Less: Hedged Cost of Alloyed Metal, as adjusted	(212.1)	(1.44)	(304.6)	(1.70)	(303.0)	(1.73)
Conversion Revenue, as adjusted	$129.4	$0.88	$146.1	$0.81	$145.0	$0.83

GE Products:
Shipments (mmlbs)	69.6		80.0		87.6
	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$200.3	$2.88	$247.7	$3.10	$251.2	$2.87
Less: Hedged Cost of Alloyed Metal, as adjusted	(111.4)	(1.60)	(158.2)	(1.98)	(154.8)	(1.77)
Conversion Revenue, as adjusted	$88.9	$1.28	$89.5	$1.12	$96.4	$1.10

Automotive Extrusions:
Shipments (mmlbs)	24.1		24.0		23.3
	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$60.6	$2.51	$71.6	$2.98	$63.8	$2.74
Less: Hedged Cost of Alloyed Metal, as adjusted	(36.5)	(1.51)	(47.0)	(1.95)	(42.0)	(1.80)
Conversion Revenue, as adjusted	$24.1	$1.00	$24.6	$1.03	$21.8	$0.94

Other Products:
Shipments (mmlbs)	2.7		3.0		4.3
	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$5.7	$2.11	$8.8	$2.93	$9.2	$2.14
Less: Hedged Cost of Alloyed Metal, as adjusted	(4.2)	(1.55)	(5.6)	(1.86)	(6.3)	(1.47)
Conversion Revenue, as adjusted	$1.5	$0.56	$3.2	$1.07	$2.9	$0.67

Total:
Shipments (mmlbs)	281.9		335.1		335.4
	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$748.9	$2.66	$954.2	$2.85	$948.8	$2.83
Less: Hedged Cost of Alloyed Metal, as adjusted[1]	(427.1)	(1.52)	(602.8)	(1.80)	(594.9)	(1.77)
Conversion Revenue, as adjusted	$321.8	$1.14	$351.4	$1.05	$353.9	$1.06

1.
Hedged Cost of Alloyed Metal for 3Q22, 2Q22 and 1Q22 was comprised of $408.7 million, $594.1 million and $611.2 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $18.4 million and $8.7 million in 3Q22 and 2Q22, respectively, and realized gains upon settlement of $16.3 million in 1Q22, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization and other items in the Company’s Statements of Consolidated Income (Loss), included in prior periodic filings with the SEC.

Change to Adjusted EBITDA and consequential impact on other non-GAAP measures

The Company has determined that it will revise its presentation of Adjusted EBITDA to no longer adjust the Company’s operating results for the impact of LIFO calculated on an annual basis to LIFO calculated on a monthly basis done at a plant level, previously identified as “Adjustments to plant-level LIFO”. This change is based on discussions with the Staff pertaining to comment letters received during 2022 and has a consequential impact on certain other non-GAAP measures including: Operating income, excluding operating non-run-rate (“NRR”) items, Adjusted net income (loss) and Adjusted earnings (loss) per diluted share. For comparability, references to prior periods’ Adjusted EBITDA have been updated below to show the effect of this change.

Reconciliation of Non-GAAP Measures - Consolidated

As Adjusted (Unaudited)(1)

(In millions of dollars, except per share amounts)

	Quarterly			Year-to-Date
	3Q22	2Q22	1Q22	September 30, 2022	December 31, 2021
GAAP net income (loss)	$2.5	$(13.8)	$8.1	$(3.2)	$(18.5)
Interest expense	12.1	12.2	12.2	36.5	49.5
Other (income) expense, net	(12.7)	3.7	1.6	(7.4)	38.9
Income tax provision (benefits)	1.1	(4.1)	3.3	0.3	(5.5)
GAAP operating income (loss)	3.0	(2.0)	25.2	26.2	64.4
Mark-to-market loss (gain)	—	2.9	(1.0)	1.9	1.4
Restructuring costs (benefits)	—	—	—	—	(0.8)
Acquisition (credits) costs	(0.1)	(0.1)	0.6	0.4	28.0
Non-cash asset impairment charge	—	3.2	—	3.2	—
Other operating NRR loss, as adjusted[2]	—	0.1	—	0.1	0.3
Operating income, excluding operating NRR items, as adjusted	2.9	4.1	24.8	31.8	93.3
Depreciation and amortization	25.8	27.1	27.5	80.4	91.5
Adjusted EBITDA, as adjusted	$28.7	$31.2	$52.3	$112.2	$184.8

GAAP net income (loss)	$2.5	$(13.8)	$8.1	$(3.2)	$(18.5)
Operating NRR items, as adjusted	(0.1)	6.1	(0.4)	5.6	28.9
Non-operating NRR items	1.0	0.9	0.9	2.8	38.1
Tax impact of above NRR items, as adjusted	1.3	(1.4)	(0.1)	(0.2)	(15.9)
Adjusted net income (loss), as adjusted	$4.7	$(8.2)	$8.5	$5.0	$32.6

Net income (loss) per share, diluted	$0.16	$(0.87)	$0.51	$(0.20)	$(1.17)
Adjusted earnings (loss) per diluted share, as adjusted	$0.29	$(0.51)	$0.53	$0.31	$2.03

1.
Please refer to the Company's previously filed Forms 10-Q and 10-K and reported quarterly results for detail regarding the items in the table.
2.
Other operating NRR items primarily represent the impact of environmental expenses and net periodic post retirement service cost relating to Salaried VEBA.

Outlook

As previously announced at the Goldman Sachs Metals & Mining Conference on November 17, 2022, the Company continues to expect its fourth quarter 2022 Adjusted EBITDA to be comparable to the third quarter of 2022, regardless of the impact of revising its presentation of Adjusted EBITDA.

Conference Call

The Company’s fourth quarter and full year 2022 earnings conference call on Thursday, February 23, 2023 at 10:00 a.m. (Central Time) can be directly accessed from the U.S. and Canada at (877) 423-9813, and accessed internationally at (201) 689-8573. The conference call ID number is 13735668. A live webcast and related presentation slides will be available through the Investors portion of the Company's website at http://www.kaiseraluminum.com. An audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including SEC filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this press release are conversion revenue and adjusted EBITDA, which exclude non-run-rate items and ratios related thereto. Additional non-GAAP metrics used in this release are operating income, excluding operating NRR items, adjusted net income (loss) and adjusted earnings (loss) per diluted share. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) general economic and business conditions, cyclicality, supply chain disruptions, and conditions that impact demand drivers in the aerospace/high strength, aluminum beverage and food packaging, general engineering, automotive and other end markets the Company serves; (b) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2021; and (c) the finalization of the financial statements for the periods ended December 31, 2022. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769